Exhibit 99

     SIMPLE TECH, INC.

SIMPLE TECH TO DEVELOP AND COMMERCIALIZE UNIQUE CATALYSIS TECHNOLOGY

August 3, 2009 – Miami, Florida – Simple Tech, Inc. (SIMP.OB) is pleased to announce that it has licensed a unique redox heterogeneous catalysis technology intended to form the basis for many efficient and cost effective applications including an entirely new generation of fuel cell. The North American Catalysis Society states that catalytic processes are directly responsible for more than 35% of global GDP and account for 20% of all manufactured consumer goods. We expect to offer these targeted industries significant advantages in efficiency, cost and lifespan for their catalysis needs. Further applications may develop as we learn more about the unique process we now possess.

Our technology’s application to the development of fuel cells and catalytic converters, our first targets, represents a low-cost breakthrough in manufacturing costs that relies on ceramics rather than expensive rare earth or noble elements. Initial tests have shown that our technology produces higher electrical efficiencies and output with only a fraction of the fuel used by existing fuel cells. Our fuel cells will be able to utilize normal hydrocarbon fuels such as gasoline and natural gas as well as hydrogen thus providing a truly transitional technology from existing fuel streams to the hydrogen economy of the future. Simple Tech intends to provide industry with a cornerstone technology that will facilitate that future.

Simple Tech intends to continue and expand research and development activities from where the licensor left off for the initial purpose of developing a commercially available fuel cell. Should that milestone be accomplished, Simple Tech expects to manufacture its own products and to offer sub-licenses across multiple existing industries that could benefit from the application of this technology. Simple Tech encourages the public to view more information about the technology and its applications, which can be found in the Company's SEC Form 8-K filing, at the following link: http://www.sec.gov.___________________.

Forward Looking Statements

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including technological obsolescence, market acceptance of future products, competitive market conditions, and the sufficiency of capital resources. The actual results Simple Tech may achieve could differ materially from any forward-looking statements due to such risks and uncertainties.

Simple Tech, Inc.

Contact:

Robert Miller     Chief Executive Officer
Phone:           (305) 529-4888
Email:           robert.miller@simpletech.com

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